                                                                     Exhibit 4.1
                                                                     -----------


                                AMENDMENT NO. 3
                                      TO
                               RIGHTS AGREEMENT
                               ----------------

          Amendment No. 3 to Rights Agreement, dated November 9, 1995, to Rights Agreement, dated as of December 21, 1988 (as amended by Amendment No. 1, dated as of May 30, 1990, and by Amendment No. 2, dated as of February 17, 1993, the "Rights Agreement"), between First Bank System, Inc., a Delaware corporation (the "Company"), and First Chicago Trust Company of New York (formerly Morgan Shareholder Services Trust Company) (the "Rights Agent") (all terms not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement).

                                  WITNESSETH:

          WHEREAS, the Company and the Rights Agent have previously entered into the Rights Agreement specifying the terms of the Rights;

          WHEREAS, Section 27 of the Rights Agreement provides that the Company may from time to time amend the Rights Agreement to make any provisions with respect to the Rights which the Company may deem necessary or desirable, any such amendment to be evidenced by a writing signed by the Company and the Rights Agent;

          WHEREAS, the Company, First Interstate Bancorp, a Delaware corporation ("First Interstate"), and Eleven Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company ("Eleven"), have entered into an Agreement and Plan of Merger, dated as of November 5, 1995 (the "Merger Agreement"), pursuant to which Eleven would merge with and into First Interstate, with First Interstate as the surviving corporation in the merger;

          WHEREAS, in connection with the Merger Agreement the Company and First Interstate have entered into a Stock Option Agreement, dated November 5, 1995 (the "Parent Stock Option Agreement"), pursuant to which the Company has granted to First Interstate an option (the "Parent Stock Option") to purchase certain shares of the Company's Common Stock under certain circumstances and upon certain terms and conditions;

          WHEREAS, the Parent Stock Option Agreement provides that in no event shall (i) the number of shares of Common Stock for which the Parent Stock Option is then exercisable, plus (ii) the number of Option Shares (as defined in the Parent Stock Option Agreement) theretofore purchased thereunder, plus (iii) the number of other shares of Common Stock of which First Interstate is the Beneficial Owner exceed 19.9% of the issued and outstanding shares of Common Stock of the Company (computed in accordance with the procedures set forth in the Rights Agreement) until after such time as the Rights Agreement is amended to provide that neither the execution of the Parent Stock Option Agreement or the Merger

Agreement nor the exercise of the Parent Stock Option shall result in First Interstate becoming an Acquiring Person;

          WHEREAS, as a result neither First Interstate nor any other Person has become an Acquiring Person;

          WHEREAS, in the Parent Stock Option Agreement the Company agreed promptly to take all steps necessary to enter into such an amendment to the Rights Agreement with the Rights Agent; and

          WHEREAS, the Board of Directors of the Company has duly approved amending the Rights Agreement to contain the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereby agree as follows:

          1. Amendment to Section 1(a). Section 1(a) of the Rights Agreement is hereby amended by replacing "or" before clause (iii) with "," and by adding the following to the end of the first sentence thereof:

     "or (iv) any First Interstate Party, but only if and for so long as (A) First Interstate is in compliance with all material terms, conditions and obligations imposed upon it by the Merger Agreement and the Parent Stock Option Agreement and (B) no First Interstate Party is the Beneficial Owner of any Common Shares of the Company then outstanding other than: (u) Common Shares of the Company of which any First Interstate Party is or becomes the Beneficial Owner by reason of the approval, execution or delivery of the Merger Agreement or the Parent Stock Option Agreement or by reason of the consummation of any transaction contemplated in the Merger Agreement, the Parent Stock Option Agreement or both; (v) Common Shares of the Company of which any First Interstate Party is the Beneficial Owner on the date hereof; (w) Common Shares of the Company of which any First Interstate Party becomes the Beneficial Owner after the date hereof; provided, that the aggregate number of Common Shares of the Company which may be Beneficially Owned by the First Interstate Parties pursuant to this clause
     (w) shall not exceed 5% of the Common Shares of the Company outstanding;
     (x) Common Shares of the Company acquired in satisfaction of debts contracted prior to the date hereof by any First Interstate Party in good faith in the ordinary course of such First Interstate Party's banking business; (y) Common Shares of the Company held by any First Interstate Party in a bona fide fiduciary or depository capacity; and (z) Common Shares of the Company owned

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     in the ordinary course of business by either (A) an investment company registered under the Investment Company Act of 1940, as amended, or (B) an investment account, for either of which any First Interstate Party acts as investment advisor."

          2.   Additions to Section 1.  The following terms are hereby added to
Section 1 of the Rights Agreement as additional defined terms under the Rights
Agreement:

          "(s) "First Interstate" shall mean First Interstate Bancorp, a Delaware corporation.

          (t) "First Interstate Parties" shall mean, collectively, First Interstate and its Affiliates and Associates. "First Interstate Party" shall have a correlative meaning.

          (u) "Merger Agreement" shall mean the Plan and Agreement of Merger, dated as of November 5, 1995, by and among the Company, Eleven Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company, and First Interstate, as the same may be amended from time to time.

          (v) "Parent Stock Option Agreement" shall mean the Stock Option Agreement, dated November 5, 1995, between First Interstate, as grantee, and the Company, as issuer, as the same may be amended from time to time."

          3. Other Provisions. The other provisions of the Rights Agreement shall continue in full force and effect as set forth in the Rights Agreement and are not affected in any way by this Amendment No. 3.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to be duly executed and attested on the day and year first set forth above.

                                 FIRST BANK SYSTEM, INC.



                                 By: /s/ David J. Parrin
                                     --------------------------------
                                     Name: David J. Parrin
                                     Title: Senior Vice President &
                                            Controller

Attest:


By: /s/ Howell D. McCullough
    ----------------------------
    Name: Howell D. McCullough
    Title: Senior Vice President


                                 FIRST CHICAGO TRUST COMPANY
                                    OF NEW YORK



                                 By: /s/ Ralph Persico
                                     -------------------------------
                                     Name: Ralph Persico
                                     Title: Customer Service Officer

Attest:


By: /s/ Al Diorio
    ----------------------------
    Name: Al Diorio
    Title: Assistant Vice President